Exhibit 10.5

INNOTRAC CORPORATION

FULFILLMENT SERVICES AGREEMENT

This Fulfillment Services Agreement (this “Agreement”) is made this 9th day of July, 2008 (the “Agreement Date”) by and between the following parties:

“Innotrac”:	Innotrac Corporation, a Georgia corporation
6655 Sugarloaf Parkway
Duluth, Georgia 30097-4916
Attn: George Hare, CFO
Fax:: 678.475.4020
Phone: 678.584.4234
Email: ghare@innotrac.com

and

“Client”:	Dynamic Response Group, inc., a Florida Corporation
4770 Biscayne Blvd. Suite 1400
Miami, Florida 33137
Attn: Melissa Rice, CEO
Fax: 305.576.6997
Phone: 305.576.6889
Email: mkrice@drgemail.corn

For services (defined below) to commence on the “Go-Live Date” (as defined herein) and continue thereafter for three (3) years (the “Initial Term”), unless terminated earlier as provided hereunder. For purposes of this Agreement, the Go-Live Date shall be the first shipment to a bona fide customer in the regular course of business. The Go-Live Date for the first Product to go live shall be the “Commencement Date” as used herein.

RECITALS

A. Innotrac is a provider of fulfillment, customer care and technology services from various locations in the United States;

B. Client is a manufacturer or seller of certain goods and products that it intends to market in geographic areas served by Innotrac; and

C. Client desires to purchase, and Innotrac desires to furnish, certain of Innotrac’s services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the adequacy and receipt of all such consideration being hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Services and Prices

Section 1.1. Scope of Services.

On the Agreement Date, Innotrac agrees to commence preparation to provide to Client the services, as identified in Exhibit A, mutually agreed to by the parties (the “Services”) with respect to Client’s products (the “Products” or “Product”) in a manner to fulfill the Client’s requirements. Exhibit A includes pricing and associated fees and shall be incorporated and made part of this Agreement

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Innotrac will promptly advise Client in writing at any time that Innotrac believes modifications to the Services are needed to achieve such results, and if such modifications are material, the parties may agree on a change in the Services in accordance with this Section 1.1. If Client desires to purchase services in addition to the Services or add products in addition to the Products or modify the Services, Client shall submit a written request for such changes to Innotrac, and Innotrac will then prepare a document (a “Change Order”) outlining the scope of additional work and describing the particular additional services to be purchased by Client and provided by Innotrac, together with pricing for the additional services, and time lines for design, development and delivery, as applicable. If and when the parties execute a mutually agreed upon Change Order, it will become part of this Agreement and the additional services and/or products described in therein shall thereafter be included in the Services and the Products covered by this Agreement. Unless and until the parties execute the Change Order, however, Innotrac shall have no duty to furnish the additional services or handle any additional products (and Client shall have no obligation to pay for the additional services if those additional services were not performed).

Section 2.1 Prices.

(a)	Client agrees to pay for the Services furnished by Innotrac at the rates set forth in Exhibit A and referred to herein as the “Prices.” Subject to Section 1.2(b) below with regard to the amount of a Price increase, Innotrac may increase the Prices once, twelve (12) months after the Commencement Date, and thereafter may subsequently increase the Prices annually at the beginning of each Renewal Term (as defined in Section 6.1 below) by giving prior written notice of such increase in Prices (an “Adjustment Notice”) to Client at least ninety (90) calendar days prior to the commencement of the twelve (12) month period for which such increase in Prices shall be effective. Annually, Innotrac may not exceed a 5% price increase.

(b)	In addition to any Price increases pursuant to Section 1.2(a), beginning with the first 12-month period after the Commencement Date, Innotrac shall annually increase the Prices by the lesser of (i) three (3%) percent and, (ii) the increase in CPI-W for each Adjustment Notice. For purposes of this Agreement, “CPI-W” shall mean the official Consumer Price Index for Urban Wage Earners and Clerical Worker, U.S. City Average, All Items 1982-84 (U.S. Department of Labor).

(c)	Notwithstanding anything to the contrary contained herein, Innotrac may increase Prices for postage, freight, other shipping services, or telephone service upon prior written notice to Client. In the event that Innotrac’s third party vendors increase the rates charged to Innotrac, Innotrac shall provide notice of such increase to Client and such increase will be effective at the time the increase is imposed upon Innotrac. Additionally, if Innotrac allocates the cost of the service provided by such vendor to multiple customers (e.g., the service comprises part of “overhead”), such notice of increased third party vendor rates shall be accompanied by a reasonably detailed description of the basis on which Innotrac is allocating the increased rates among its customers. If the revised third party vendor prices are unacceptable to Client, Client shall stipulate to Innotrac, in writing, an alternate third party vendor source to be used for Client. Innotrac shall use best efforts to use the services of third party vendors selected by Client. If Innotrac is unable for any reason whatsoever to engage such third party vendor, Innotrac shall have the discretion to engage a third party vendor of its choice. Any increase in costs for the services in this Section 1.2(c) provided by third party vendors selected by Client shall be borne by Client.

ARTICLE II

Innotrac’s Representations and Responsibilities

Section 2.1. Corporate Power and Authority.

Innotrac represents that it is a corporation duly organized and existing under the laws of the State of Georgia with lawful power and authority to enter into this Agreement, and is duly qualified and in good standing and is authorized to do business in each jurisdiction where such qualification is required. This Agreement has been duly executed, by an Innotrac corporate officer having full power and authority to bind Innotrac.

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Section 2.2. Performance.

Innotrac will perform the Services on a timely basis and in accordance with the terms of this Agreement, subject to Client’s satisfactory compliance with all of its precedent obligations hereunder.

Innotrac shall not be responsible for any loss, damage, cost or expense to Client or to any purchaser or recipient of Products that result from any delay by Innotrac in performing or any failure to perform any of its obligations hereunder if such delay or failure to perform results directly or indirectly from the failure by Client or its representatives or suppliers to provide to Innotrac all or any of the following: (i) sufficient quantities of Product and supplies or related materials to meet order and shipping demand in a timely manner; (ii) sufficient quantities of Products of proper quality that are free of defects; (iii) sufficient quantities of Products with proper packaging; (iv) timely, complete and accurate order and shipping information; (iv) adequate time to allow for changes in procedures, product packaging or changes to Services requirements; or (vi) timely approvals and consents.

Section 2.3. Lost Goods.

If any of Client’s Products are lost, damaged and/or destroyed as a direct result of Innotrac’s negligent acts or omissions, beyond one-half of one percent (0.5%) (the “Shrinkage Allowance”), of the value of the Products, calculated on an annual basis, based on Client’s actual cost of such Products, Client agrees that, as its sole remedy, Innotrac shall reimburse Client for the actual replacement cost to Client for such excess lost, damaged and/or destroyed Products above the Shrinkage Allowance, together with the freight costs to Innotrac’s fulfillment center.

Section 2.4. Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, INNOTRAC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR THE PRODUCTS, AND ANY AND ALL WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED AND EXCLUDED. INNOTRAC SHALL NOT BE LIABLE TO CLIENT OR ANY OTHER THIRD PARTY FOR DAMAGE OR INJURIES ON ACCOUNT OF DEFECTS IN ANY OF THE PRODUCTS, OR ON ACCOUNT OF DAMAGE OR INJURIES RESULTING IN WHOLE OR IN PART FROM PRODUCT USE OR MISUSE BY THIRD PARTIES.

Section 2.5. Limitation of Liability.

INNOTRAC’S LIABILITY FOR CLAIMS ARISING OUT OF, RESULTING FROM, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS ACTUALLY PAID BY CLIENT ALLOCABLE TO THE SERVICES INVOLVED IN THE CLAIM FOR THE THREE (3) MONTHS PRECEDING THE EVENT OR EVENTS FIRST GIVING RISE TO SUCH CLAIM. IN NO EVENT SHALL INNOTRAC BE LIABLE TO CLIENT FOR ANY CONTINGENT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXTRA-CONTRACTUAL OR EXEMPLARY OR PUNITIVE DAMAGES, OR FOR DAMAGES FOR LOST SALES OR PROFITS OR COST OF COVER, REGARDLESS OF WHETHER INNOTRAC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS ABOVE APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY (INCLUDING STRICT LIABILITY). UNDER NO CIRCUMSTANCES SHALL INNOTRAC BE LIABLE FOR ANY LOSSES INCURRED ATTRIBUTABLE TO ANY ELECTRONIC DATA TRANSFERS, UNLESS SUCH LOSSES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF INNOTRAC.

Section 2.6. Indemnification.

Innotrac shall indemnify, defend and hold Client and its divisions, subsidiaries, and affiliates and their respective officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, liability, loss, damage or injury and costs and expenses (including reasonable attorneys’ fees, costs of any suit, and amounts paid in settlement of any such claims) (“Claims”) arising out of, relating to, or in connection with (a) the breach of any warranty, representation or covenant on the part of Innotrac hereunder; (b) the performance or nonperformance of this Agreement by Innotrac, and any negligent acts or omissions associated therewith; or (c) violations of any patent, trademark, copyright, trade secret or other intellectual property rights relating to the Services, or distribution of any of the Products; or (d) data privacy violations. The foregoing indemnification shall not apply to any Claims resulting solely from the gross negligence or willful misconduct of Client.

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ARTICLE III

Client’s Representations and Responsibilities

Section 3.1. Corporate Power and Authority.

Client represents that it is a business entity duly organized and existing under the laws of the State of Florida, with lawful power and authority to enter into this Agreement. Client is duly qualified and in good standing and is authorized to do business in each jurisdiction where such qualification is required. The individual executing this Agreement on behalf of the Client has full power and authority to bind Client.

Section 3.2. Payment Obligations.

Client agrees to pay Innotrac as follows:

(a)	Start-Up Fee. Client agrees to pay a one-time Start-Up Fee as set forth in Exhibit A.

(b)	Payment for Services.

(i)	Client agrees to pay Innotrac for Services provided hereunder in accordance with the Prices set forth in Exhibit A (subject to increase in accordance with Section 1.2 above). Innotrac shall send invoices for Services to Client bi-monthly. Client shall make payment of all invoices net twenty-five (25) days from the date of the invoice. If Client does not pay any invoices within said twenty-five (25) day period, Innotrac may, at its discretion (1) discontinue providing all or any Services until payment in full is made, and (2) Client shall pay Innotrac interest on all unpaid amounts at the rate of 1.5% per month or the maximum amount allowed by law. In the event Client elects to use Innotrac’s carrier(s) for freight services, Innotrac shall send invoices to Client bi-monthly for freight expenses (the “Freight Invoice”). Client shall make payment of the Freight Invoice net fourteen (14) days from the date of the Freight Invoice. If Client does not pay any Freight Invoices within said fourteen (14) day period, Innotrac may, at its discretion draw against the Freight Deposit as provided in Section 3.2(d) herein.

(ii)	Upon termination of this Agreement for any reason, Client shall remain fully responsible for payment of all outstanding invoices for Services property and fully rendered, as well as invoices not yet prepared respecting Services properly and fully furnished prior to the date of termination.

(c)	Expenses. Client shall be solely responsible for payment of all costs and expenses set forth in Exhibit A which are incurred by Client in connection with the Services rendered hereunder, or that Innotrac otherwise properly (and at the written request of Client) incurs on behalf of Client that are not specifically set forth in Exhibit A, other than expenses payable by Innotrac under Section 1.2 above. Such costs and expenses may include, but are not limited to, freight surcharges incurred at either the time of shipment or anytime after shipment billed to Innotrac by freight or common carrier, facsimile charges, postage, express delivery service used to transmit labels, listings and reports to Client, taxes, and import duties. Innotrac shall not bill Client for any costs and expenses not set forth in Exhibit A unless Client has consented to such charges in writing.

(d)

Freight Deposit. In the event Client elects to use Innotrac’s carrier(s) for freight services, Client shall pay a freight deposit (the “Freight Deposit”) to Innotrac in an amount as estimated by Innotrac and determined in accordance with Exhibit A, as security for Client’s payment obligations with respect to Freight Invoices hereunder. Innotrac reserves the right to request an additional Freight Deposit should Client’s freight expenses exceed the initial Freight Deposit. If Client defaults in any of its payment obligations with respect to Freight Invoices hereunder, and such default continues beyond the applicable notice and cure period, then Innotrac may use all or part of the Freight Deposit for the payment of any outstanding amounts due to Innotrac with respect to Freight Invoices. If Innotrac uses such Freight Deposit as provided herein, then Client shall restore

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the Freight Deposit to its original amount within fifteen (15) days after written demand from Innotrac. The Freight Deposit is not a limitation on any of Innotrac’s rights and remedies hereunder or at law, or liquidated damages, or an advance payment of expenses. Client shall not be entitled to any interest on any amounts held by Innotrac as the Freight Deposit. Following the termination of this Agreement, Innotrac shall refund to Client any Freight Deposit not used by Innotrac as provided herein. Innotrac shall not use the Freight Deposit except in the event Client defaults on its payments as provided in section 3.2.

(e)	Security Deposit. Solely as security for Client’s payment obligations under Section 3.2(b) (i) and 3.2(c), Client shall deposit with Innotrac the sum of $17,500 (the “Security Deposit”). If Client defaults in payment of any undisputed amount invoiced for Services, and such default continues beyond the applicable notice and cure period, then Innotrac may apply all or part of the Security Deposit toward payment of such outstanding balance of such invoice for Services. If Innotrac uses such Security Deposit as provided herein, then Client shall restore the Security Deposit to its original amount within fifteen (15) days after written demand from Innotrac. If after six (6) months of on-time payment history paid as outlined in Section 3.2(b)(i) and 3.2(c), Innotrac shall reduce the sum of the deposit to $10,000 (the “Revised Security Deposit”). The Security Deposit or Revised Security Deposit is not a limitation on any of Innotrac’s rights and remedies hereunder or at law, or liquidated damages, or an advance payment of fees or expenses. Client shall not be entitled to any interest on any amounts held by Innotrac as the Security Deposit or the Revised Security Deposit. Following the termination of this Agreement, Innotrac shall refund to Client the entire amount of the Security Deposit or Revised Security Deposit not used by Innotrac as authorized herein. Innotrac shall have no right to use any of the Security Deposit or Revised Security Deposit except as expressly provided in this Section 3.2(d).

(f)	Invoice Dispute Resolution. Notwithstanding any provision of this Section 3.2 to the contrary, if Client disputes in good faith any amount contained on any invoice and gives Innotrac written notice within ten (10) days of receipt of invoice specifying the particular items in dispute and the basis of dispute, Client shall not be obligated to pay the disputed amount until the dispute is resolved as follows, but shall pay all undisputed amounts. Innotrac and Client agree to negotiate in good faith any disputed amounts within thirty (30) days after Innotrac’s receipt of Client’s written notice. If within ninety (90) days following the date of any disputed Invoice Innotrac and the Client have not resolved the items in dispute, Innotrac and Client shall submit the matter to binding arbitration in accordance with the provisions of Article VIII.

Section 3.3. Product Supply.

Client shall be solely responsible for acquiring and delivering to Innotrac an inventory of Products sufficient in quantity to meet order demand, and all such Products shall be free of any and all defects. Client shall ship Products to Innotrac in a timely manner and in quantities sufficient to allow Innotrac to fill orders as customer and order demand dictates. If a Product shortage exceeds the time allotted for a Product shipment to be sent by Innotrac to a Client customer (as such timeframes are dictated to Innotrac by Client), Client shall be solely responsible for any and all additional expenses incurred by Innotrac to notify customers (as may be required by regulations of the Federal Trade Commission or otherwise required by law). In the event Products are received late or packaged improperly for shipment to Client’s customers, Client shall be responsible for all costs and expenses, at Innotrac’s retail prices, for expediting orders, repackaging Products or providing workarounds as deemed necessary by Innotrac.

Client shall notify Innotrac promptly. In writing, if any Products have been recalled by Client or any governmental authority or are defective in any manner. Upon receipt of such notice, Innotrac shall fully and timely cooperate with Client, at Client’s sole expense, in connection with all actions necessary related to such recall process. In addition. Client shall be responsible for any costs or expenses incurred by Innotrac in connection with any actions necessary to comply with any government agency demands involving the Products.

Section 3A Forecasts.

Client will provide Innotrac with forecasts (“Forecast(s)”) for inbound and outbound activity (“Activity”) for each thirty (30) day period during the Term. Client will deliver each such Forecast to Innotrac fourteen (14) days before the beginning of the

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thirty-day period to which it pertains. Forecasts will specify Activity on a daily basis or, alternatively, on a weekly basis to be converted by Innotrac to a daily basis, subject to Client’s approval. The parties agree to participate in a weekly telephone conference to discuss the upcoming week’s anticipated Forecast variance (the “Forecast Call”). If as a result of the Forecast Call, the Activity exceeds the Forecast by at least fifteen percent (15%), then Innotrac, at the written request of Client will use best efforts to provide Service(s) for the increased Activity. Any costs resulting from Client’s written request(s), including, but not limited to, overtime labor charges, incurred by Innotrac to provide Services for the increased Activity shall be charged to Client. In the event the Activity falls below the Forecast by at most fifteen percent (15%), and such trending below Forecast continues for a period of at least two (2) weeks, then Innotrac will use best efforts to adjust (by deploying to non-Client activities) and/or reduce labor costs. If Innotrac’s best efforts in the preceding sentence fail, then Client shall be responsible for one half of the fulfillment and customer service fees as set forth in Exhibit A for a maximum of two weeks for which Innotrac could not reduce its labor costs.

Section 3.5 Monthly Minimum Fee.

Innotrac agrees to waive its customary monthly minimum fee for Client.

Section 3.6. Tax Matters.

Client agrees that it is solely responsible for the payment of any and all taxes of any and all taxing jurisdictions that may be imposed as a result of the sale, storage and/or distribution of Products under the terms of this Agreement Client, prior to or promptly following the execution of this Agreement, shall provide Innotrac with a schedule setting forth the jurisdictions in which taxes are payable and the amount of rate of such taxes. Client further agrees that it will reimburse Innotrac for or indemnify Innotrac against ad valorem taxes imposed by any jurisdiction on inventory stored in any of Innotrac’s facilities, subject to Client’s receipt of sufficient documentation verifying the imposition of such taxes, and the amounts paid by Innotrac in connection with same. Innotrac agrees to promptly notify Client in writing upon receipt of any notice or invoices from any taxing jurisdiction with respect to such taxes.

Section 3.7. Title and Insurance.

The Products are solely the products of Client. Title to the Products, whether such Products are in transit or stored in Innotrac’s facilities, shall at all times remain with Client until sold by Client in the ordinary course of business. Client agrees that it is solely responsible for insuring such Products against loss and casualty, however caused, and Client’s insurance shall be primary to any insurance carried by Innotrac, if any. Company shall provide copies of such certificates of coverage to Innotrac within five (5) days of the Agreement Date. Notwithstanding the foregoing, Innotrac shall obtain and maintain, at all times during the term of this agreement, the Required Insurance (as defined below). Innotrac shall within thirty (30) days after the Agreement Date and thereafter upon Client’s reasonable request, provide Client with a certificate of insurance evidencing the Required Insurance; and (y) cause Client to be named as an additional insured on the Required Insurance at all times that any Products are in Innotrac’s possession. As used herein, “Required Insurance” means policies of insurance from one or more insurers each having an A.M. Best financial strength rating of “B+” or better as follows:

a)	Comprehensive General Liability Insurance (including Contractual Liability, Bodily Injury, Property Damage, and Personal Injury) in the amount of $1,000,000 single event, $2,000,000 general aggregate; Excess Umbrella $10,000,000.

b)	Employee dishonesty insurance covering the dishonest and fraudulent acts of its employees $1,000,000 per event; and

c)	Workers’ Compensation insurance complying with the coverage limits and in all other respects with applicable state workers’ compensation taws covering its employees and/or agents for work related injuries suffered by such employees and/or agents.

Section 3.8. Indemnification.

Client shall indemnify, defend and hold Innotrac and its divisions, subsidiaries, and affiliates and their respective officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, liability, loss, damage or injury and costs and expenses (including reasonable attorneys’ fees, costs of any suit, and amounts paid in settlement of any such claims) (“Claims”) arising out of, relating to, or in connection with (a) the breach of any warranty, representation or covenant on the part of Client hereunder; (b) the performance or nonperformance of this Agreement by Client, and any negligent acts or omissions associated

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therewith; (c) the Services or the Products, including, without limitation, Claims for personal injury, death, property damage, environmental harm, product liability, or breach of warranty; (d) violations of any regulations, laws, ordinances, statues or rules applicable to the Products or Services, including without limitation FTC or FDA; (e) unpaid taxes, customs, or transportation charges; (f) claims related to Innotrac’s providing technical support assistance to Client’s customers in accordance with the terms hereof; (g) Innotrac’s authorized use of Client’s confidential information, Client’s customer data or Client systems, in Innotrac’s performance of the Services under this Agreement as provided herein; (h) a claim of an unfair or deceptive act and practice of Client; or (i) violations of any patent, trademark, copyright, trade secret or other intellectual property rights relating to the Services, the Products or Client’s marketing, labeling, sale or distribution of any of the Products; or (j) any acts or omissions by Client relating to the Products which do not comply with applicable state, federal, provincial or local law; (k) date privacy violations; or (l) export violations. The foregoing indemnification shall not apply to any Claims resulting solely from the gross negligence or willful misconduct of Innotrac.

Section 3.9. Lien on Inventory.

(a)	Client hereby agrees and acknowledges that, pursuant to Section 7-209 of the Georgia Uniform Commercial Code, Innotrac has a warehouseman’s lien against Client on all of Client’s goods now or hereafter in the possession of Innotrac, and on the proceeds thereof, for charges and expenses in relation to, for charges and expenses in relation to such goods and for expenses necessary for preservation of such goods or reasonably incurred in their sale pursuant to law. Client hereby further agrees and acknowledges that, pursuant to Section 7-209 of the Georgia Uniform Commercial Code, Innotrac also has a warehouseman’s lien against Client on all of Client’s goods now or hereafter in the possession of Innotrac, and on the proceeds thereof, for charges and expenses in relation to other goods of Client (whenever such other goods were deposited with Innotrac) and for expenses necessary for preservation of such other goods or reasonably incurred in their sale pursuant to law. The Client hereby acknowledges that this Agreement and each invoice of Innotrac issued hereunder constitute “warehouse receipts” under Article 7 of the Georgia Uniform Commercial Code.

(b)	In addition to and not in limitation of the foregoing Section 3.8(a), Client hereby grants to Innotrac a security interest and lien in all goods and inventory of Client, and the proceeds thereof, at any time in the possession of Innotrac to secure any and all obligations or amounts owing at any time by Client to Innotrac under this Agreement or under any other contract, or owing under statute or by operation of law.

(c)	If the Client fails to pay all outstanding amounts due under this Agreement within thirty (30) days after termination of this Agreement and demand for final payment by Innotrac, then Innotrac, at its option, may (but shall not have any obligation to) (i) sell all or any of the Product in its inventory at public or private sale and (ii) exercise any and all other rights of a warehouse or secured party under and in accordance with the Georgia Uniform Commercial Code. Costs incurred by Innotrac in the sale of Products under this Section are the responsibility of Client and shall be deducted from the proceeds of such sale. Sale of Product under this Section does not relieve Client of its obligation to pay the full amount of the outstanding balance of any amounts due Innotrac under this Agreement or any other contract

Section 3.10. Client Obligations Precedent to Innotrac Performance.

Innotrac’s performance of its obligations under this Agreement as set forth in Section 2.2 is contingent upon Client’s satisfactory completion of the following precedent obligations: (i) provision of Products in sufficient quantity and quality to meet order and fulfillment demand, (ii) provision of accurate order data, shipping data, and other information necessary for Innotrac to provide the Services and the timely acceptance and approval of all documentation provided by Innotrac, and (iii) Client’s compliance with all other material terms and conditions of this Agreement If Client’s failure to satisfactorily complete any or all of the aforementioned precedent obligations causes Innotrac to incur expenses beyond those inherent in providing the Services, Innotrac shall provide Client with five (5) days prior written notice detailing Client’s failures and the costs Innotrac would charge to Client to correct the failures. Upon receipt of such notice, Client shall either (i) notify Innotrac that it intends to correct the failures within such five (5) day period (or such other time period mutually agreed upon by the parties) or (ii) consent in writing to Innotrac’s undertaking to correct such failures, in which case Client shall be liable for Innotrac’s hourly rates as set forth in the Special Projects section of Exhibit A for fulfillment and call center activities and in the Custom Programming section of Exhibit A for information technology activities, whichever shall apply.

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Section 3.11 Additional Covenants.

(a)	All information that the parties acquire from each other with respect to the Agreement (including prices charged herein) and the Services shall be considered confidential and proprietary information, and shall be subject to the Mutual Non-Disclosure Agreement attached hereto as Exhibit B. As a condition to both parties’ obligations hereunder, the parties shall have executed or shall execute upon execution of this Agreement the Mutual Non-Disclosure Agreement.

(b)	Each party agrees, during the term of this Agreement and for a period of one (1) year thereafter, not to solicit, recruit or hire, either directly or indirectly any employees of the other who are directly involved in the performance of the Services, without prior written consent from the other party.

ARTICLE IV

Proprietary Rights

All Innotrac work product, such as databases, software, tools, methodologies, know-how, techniques, any enhancements and derivatives thereof, and any knowledgebase, knowledge and other learning, and the Innotrac materials that are developed by Innotrac or used for Innotrac benefit in connection with providing the services hereunder (“Work Product”) will be the sole and exclusive property of Innotrac, except however, that any Client confidential or proprietary information, including, without limitation, all Client customer data and information contained therein shall remain the exclusive property of Client.

ARTICLE V

Publicity

Except as required by law, regulation or the Securities and Exchange Commission, and except as necessary for a party’s accountants, auditors, or legal counsel to provide services, neither party shall advertise, disclose or otherwise publicize the terms of this Agreement.

ARTICLE VI

Term and Termination

Section 6.1. Term of Agreement.

Unless terminated earlier as provided hereunder, the term of this Agreement shall commence on the Commencement Date and shall continue until the expiration of the Initial Term, unless terminated as provided for in this Agreement. Upon expiration of the Initial Term, this Agreement shall be automatically renewed for subsequent twelve (12) month periods (each such period being a “Renewal Term” and all such periods, together with the Initial Term, being the Term”) unless one party delivers written notice of non-renewal to the other party at least ninety (90) days before the last day of the Initial Term for the first Renewal Term or at least ninety (90) days before the last day of each subsequent Renewal Term.

Section 6.2. Early Termination.

(a)	To the extent permitted by law, either party may terminate this Agreement concurrently with written notice to the other if the other party shall file or be the subject of a bankruptcy petition (which is not dismissed within sixty (60) days), become insolvent apply for or consent to the appointment of a receiver or trustee or make an assignment for the benefit of creditors or be unable to meet its obligations in the normal course of business as they fall due

(b)	Upon the material breach by either party of any of its representations, warranties, covenants or agreements contained in

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this Agreement, the other party may terminate this Agreement upon 45 days written notice setting forth the particulars of such breach (provided, however, that such 45-day period shall be extended by such additional period as the breaching party may reasonably request (not to exceed 60 additional days) upon the breaching party’s written certification that (i) such breach is not reasonably capable of being cured within such 45-day period and (ii) it has commenced and is diligently pursuing efforts to cure such breach (such 45-day period, as it may be so extended, the “Cure Period’). Upon the expiration of the Cure Period, this Agreement shall terminate without the need for further action by either party; provided, however, that if within the Cure Period the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the nonbreaching party, then such notice of termination shall be deemed rescinded, and this Agreement shall remain in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

Section 6.3. Suspension of Service.

Notwithstanding anything herein to the contrary, if any material breach in Client’s payment of undisputed charges as outlined in Article III and Exhibit A is not remedied within ten (10) days following the receipt by Client of written notice thereof, Innotrac may, without limiting any other rights it may have, suspend any and all Services until such breach has been remedied. Notwithstanding the foregoing, Innotrac shall have no right to suspend Services to Client if Client has alleged, in good faith and in its reasonable discretion, that Client’s non-payment is due to Innotrac’s material breach hereunder and such non-payment is for Services for which material breach is alleged or Clients failure to pay has been submitted to arbitration pursuant to Section 3.2(e) above.

Section 6.4. Return of Products, Freight Deposit and Security Deposit Following Termination.

Within ten (10) days following termination of this Agreement and payment in full of all outstanding amounts due and payable to Innotrac hereunder (plus payment by Client in advance of all shipping costs), Innotrac shall return all remaining Products and the remaining balance of the Freight Deposit and the Security Deposit to Client at Client’s expense and pursuant to Client’s directions, and shall provide Client an accounting of the remaining Product inventory and the Freight Deposit and the Security Deposit.

ARTICLE VII

Notices

All notices, consents, requests, and waivers required or permitted under this Agreement shall be given in writing, delivered personally or by Federal Express or facsimile (receipt confirmed), to the addresses and facsimile numbers set forth on the first page of this Agreement with a copy to the office of the General Counsel of Innotrac. Notices shall be deemed given upon receipt.

ARTICLE VIII

Arbitration

The parties hereto will attempt in good faith to resolve any dispute, controversy or claim (“Dispute”) arising out of or relating to this Agreement promptly by negotiations first between the parties and then between senior executives of the Parties. In the event that such negotiations are unsuccessful, Disputes shall be settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration procedure shall be governed by the United States Arbitration Act 9 U.S.C. §§ 1-16, and the award rendered by the arbitrator(s) shall be final and binding on the parties and may be entered in any court having jurisdiction thereof. Such arbitration shall be held in a location agreed upon by the parties or, if no location can be agreed upon, in a location selected by the arbitrator(s). Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The non-prevailing party shall pay all costs of the proceedings, including the fees and expenses of the arbitrator and the reasonable attorneys’ fees and expenses of the prevailing party, unless the arbitrators) determine(s) that there is not a prevailing party, in which event each party shall bear its own costs and share equally the fees and expenses of the arbitrator(s). The foregoing dispute resolution procedures, however, do not apply to Disputes arising under or relating to the confidentiality and non-solicitation provision in Section 3.10, Article IV or the Mutual Non-Disclosure Agreement which may be brought in any court of competent jurisdiction.

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ARTICLE IX

Miscellaneous Provisions

Section 9.1. Governing Law.

This Agreement shall be governed and interpreted in accordance with the laws of the State of Georgia (without regard to the choice of law principles thereof).

Section 9.2. Force Majeure.

Neither party shall be liable to the other for any loss, injury, delay or damage whatsoever suffered or incurred by the other party or its facilities due to causes beyond such party’s reasonable control, including but not limited to, acts of God, strikes or other labor disturbances, war, sabotage, casualty, embargo, flood, explosion, act of terrorism and responses thereto, eminent domain and any other cause or causes, whether similar or dissimilar to those herein specified and whether insurable or not (each hereinafter called a “Condition”). If any Condition occurs, this Agreement shall be suspended for the duration of the Condition as to the affected Services, and the party affected by the delay may during such suspension buy or sell elsewhere services comparable to the affected Services, and performance of this Agreement as to the affect Services shall resume once the Condition ceases. Regardless of the occurrence of a Condition, neither party shall be relieved of the obligation to make payments to the other on account of Services provided, or for pricing adjustments pertaining to Services furnished, prior to the event constituting the Condition.

Section 9.3. Compliance with Laws.

Client and Innotrac shall comply with all federal, state and local laws and regulations applicable to the performance of their respective obligations under this Agreement.

Section 9.4. Severability.

If any provision of this Agreement is inconsistent or contrary to any applicable law, rule or regulation, then such provisions shall be deemed to be modified to the extent required to comply with such law, rule or regulation and as so modified, such provision and this agreement shall continue in full force and effect.

Section 9.5. No Waiver.

The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by any party of any of the provisions of this agreement shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement. Each payment provision of this Agreement shall survive the termination of this Agreement for any reason.

Section 9.6. Limitation on Assignment: Binding Effect.

This Agreement shall not be binding on Innotrac unless it is executed by an Innotrac corporate office having the full power and authority to bind Innotrac. This Agreement may not be assigned by either party (by contract or by operation of law) without the prior written consent of the other party; provided, however, no consent shall be required for the merger, consolidation, or other business reorganization of any party with an entity affiliated with, controlling, controlled by or under common control with the assigning party, provided that the proposed assignee is not a competitor or an affiliate of a competitor of the non-assigning party and so long as the obligations hereunder are assumed by the reorganized entity. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns and successors.

Section 9.7. Entire Agreement.

All exhibits referenced in this Agreement and attached hereto are incorporated herein by this reference. This Agreement and the Mutual Non-Disclosure Agreement (attached hereto and incorporated herein as Exhibit B) completely set forth the agreements

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between the parties and fully supersede all prior agreements, both written and oral, between the parties with respect to the matters set forth herein and in the Mutual Non-Disclosure Agreement. No terms of any purchase order, confirmation, invoice, or other document from a party (even though receipted for or executed on behalf of the other party) that are in addition to or inconsistent with the terms of this Agreement shall be effective with respect to the provision of Services hereunder absent the express written acceptance (other than on such document) signed by an authorized representative of such other party.

Section 9.8. Amendments.

This Agreement may only be amended or modified by written instrument expressly referencing this Agreement and executed by both parties.

Section 9.9. Nature of Relationship.

Innotrac and Client, in the performance of their obligations hereunder, are acting as independent contractors. No agency, partnership, joint venture or other employer-employee relationship, either expressed or implied, is intended or created. Each party is not, by reason of this Agreement, granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party, or to bind the other party in any manner. Except as expressly provided herein, all persons furnished by Innotrac shall be employees or agents of Innotrac and shall not be deemed to be employees of Client for any purpose whatsoever. Innotrac shall furnish, employ, and have exclusive control of all persons to be engaged in performing Services under this Agreement and shall prescribe and control the means and methods of performing such Services.

Section 9.10. No Grant of Rights.

Each party shall have and retain exclusive ownership of all Intellectual property owned by it and nothing contained in this Agreement will be deemed to grant, either expressly or impliedly, any rights, licenses or interests in or to any intellectual property of the other party.

Section 9.11. Counterparts.

This Agreement may be executed in one or more counterparts for the convenience of the parties, all of which together shall constitute one and the same instrument.

Section 9.12. Headings.

The headings contained in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS THEREOF, this Fulfillment Services Agreement is executed by the parties as of the date first set forth above.

INNOTRAC CORPORATION		DYNAMIC RESPONSE GROUP, INC.

By:	/s/ George Hare	By:	/s/ Melissa K. Rice
Name:	George Hare	Name:	Melissa K. Rice
Title:	CFO	Title:	CEO
Date:	7-15-08	Date:	7-18-08

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EXHIBIT A

SERVICES AND PRICES

Pricing Summary

Innotrac is pleased to present pricing to Dynamic Response Group to support your Direct Response and Marketing initiatives. The following assumptions have been taken into consideration:

•	Fulfillment will be provided from our Reno, Nevada facility and customer care services will be provided from either our Pueblo, Colorado or our Reno, Nevada facilities.

•	Contract Term 3 Years.

•	The Go-Live Date for Turbo Cooker Plus will be mutually agreed upon by both parties.

•	The Go-Live Date for new projects and programs to be transferred from the existing fulfillment house will be mutually agreed upon by both parties.

•	Dynamic Response Group will use a telemarketer and credit card processor in which Innotrac is already integrated.

•	The below pricing is based on Innotrac being the sole fulfillment provider for Dynamic Response Group.

•	Any new service will be quoted at the time it is requested and agreed upon by both parties.

START-UP FEE

Start-up Fee- Standard*	$3,500

*       This includes standard Innotrac systems offering. Enhancements will be done in a phased approach to be agreed upon by Dynamic Response Group and Innotrac. Time and cost estimates will be provided for all system enhancements and be approved by Dynamic Response Group in advance.

PROJECT SET-UP

Per Project	$495

MONTHLY MINIMUM

Monthly Minimum	Waived

ORDER PROCESSING

Order Processing Fee	$.25/order

Continuity Order Release	$.20/order

Credit Card Processing	$.21/touchpoint*
* Touchpoint is an authorization attempt, debit attempt, etc.

Mail/Fax Orders Entry in CRMS	$1.50order

Check Deposit	$.35/check

Auto email Notification (shipment & order confirmation)	$.15/email

Order Cancellation	$.50/order

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FULFILLMENT FEE

Product Receipts

• Single SKU Pallets (if Purchase Order is provided)	$5.40/pallet

• Floor Loaded Containers	$22.00/labor hour

• Purchase Order Not Received Physical Count Required	$22.00/labor hour

Base Order Price (BOX)	per order

Including One Unit, One Package Insert & Packslip

Base order price includes waving of orders, print label/pick ticket, prepare shipping container, label and load truck and sealing tape

Base Order Box/Project/ Month Volume Pricing
0-15,000	$.69 per
15,001-30,000	$.66 per
30,001-45,000	$.63 per
45,001 & Above	$.60 per

Base Order Price (BAG)	per order

Including One Unit, One Package Insert & Packslip

Base order price includes waving of orders, print label/pick ticket, label and load truck and sealing tape

Base Order Bag/Project/ Month Volume Pricing
0-15,000	$.59 per
15,001-30,000	$.56 per
30.001-45,000	$.53 per
45,001 & Above	$.51 per

Each Additional Unit	$.25 per

For each additional product or marketing material unit placed into a base order (bag or box)

Package Inserts- Generic	$.06/insert

Non inventoried package insert placed in each order.

Package Sortation	$.06/package

If sortation is required for carrier

Returns	$1.75/returned unit

Processing of returns and appropriate disposition of product – Product refurbishment and all other restocking services will be performed on an hourly basis

Return Refurbishment	$22.00/labor hour

Refurbishment of and re-packaging of returned product

Fulfillment Center Project Work - Regular	$22.00/labor hour

Projects charged at this rate include inspection of returned product based upon business rules, re-boxing/ refurbishing of returned product, preparation of returned product to be sent to manufacturer or trash disposal, client requested physical inventory count, kitting/assembly or other client requested projects

Fulfillment Center Project Work - Overtime	$33.00/labor hour

Pallet Storage

0 -120 Days of Pallet Storage	$9.00/pallet/month

121 Days Plus of Pallet Storage	$15.00/pallet/month

Bin Storage	$2.45/bin/month

Packaging Materials and Supplies	Cost plus 15%

Includes items such as boxes, bags, dunnage, pack slips, etc.

Retail Distribution- Work Orders	$22.00/labor hour

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New SKU Set-Up	Waived

International Documentation/Custom Documentation Prep-Work	$2.50/shipment

CUSTOMER SERVICE

Up to 10,000 Calls per Month

Per Minute Fee (talk time, hold time & wrap time)	$.79/minute

Call Disposition	$.79/minute

(if client requests posting to customer record after the call ends)

10,001+ Calls per Month

Per Minute Fee (talk time, hold time & wrap time)	$.74/minute

Call Disposition	$.74/minute

(if client requests posting to customer record after the call ends)

IVR (order status, return status and continuity cancellation available)	$.21/minute

Toll Charge	$.045/minute

Includes toll charge and T-l usage fee’s for hold, wrap, talk & IVR

Outbound Calls	$26.00/labor hour

Includes labor, toll charge and T-l usage fee’s

Form Letters (includes postage)	$.85/letter

Customer Service Support	$26.00/labor hour

Includes chargebacks, email, customer service white mail, customer call backs, customer service correspondence, etc.

Agent Training	$18.00/labor hour

Includes initial and ongoing training on products

Curriculum Development	$55.00/labor hour

INFORMATION TECHNOLOGY

On-Line Reporting	Included

Reporting – Programming	$80/labor hour

Systems/Applications - Programming	$95/labor hour

IT Research/Business Analyst	$65/labor hour

List / Data Requests – Programming Completed	$45/request

MISCELLANEOUS

Client Services/Account Management	$39.00/labor hour

Two (2) hours of task based client services requests are provided each business day at no additional cost. Each task based request beyond the allotted two hours per day is billed at $39 per labor hour. Example: “We are expecting a container to land tomorrow and I need you to go and confirm the following guidelines to ensure that this component is correctly shipped to specification”.

Service Inquiry	n/c

There is no charge for researching and responding to a service issue or question. Example: “You said you shipped 100 orders yesterday and the report has 50 orders shipped, please investigate”.

Script Changes / Offer Revisions	n/c

Travel and Out of Pocket Expense	At Cost

Special Projects	$22.00/labor hour

Special Projects – Overtime	$33.00/labor hour

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Expenses	At Cost

Costs and expenses may include, but are not limited to, freight surcharges incurred at either the time of shipment or anytime after shipment billed to Innotrac by freight or common carrier, facsimile charges, postage, express delivery service used to transmit labels, listings and reports to Client, taxes, and import duties.

POSTAGE/FREIGHT

PO Box Rental	At Published Rates

USPS Shipping Account(s)	Client Account & Client Funded

Freight Deposit (if innotrac Shipping Account)	2Week Deposit

Freight deposit will be adjusted monthly to reflect the trended 2 week volume with a minimum deposit to cover 2 weeks of shipments.

Freight Fees (if Innotrac Shipping Account)	Cost Plus 5%

Client will be invoiced for all fees associated with their freight including fuel surcharges, package fees, etc. as invoiced to Innotrac by the carrier. Innotrac will add 5% to the actual freight costs which will be listed on and charged on the Freight Invoice.

OTHER PRICING & ASSUMPTIONS

Services not specifically addressed above can be quoted upon request.

As example, if DRG decides to offer an on-line catalog of products or an actual catalog which requires a pick/pack service solution across multiple SKUs that program would not fall within the above listed fulfillment fees.

TRAVEL

Travel & Out of Pocket Expense *	At Cost

This does not include face to face quarterly review meetings. Each company pays their own way. This is requested travel by which is approved in advance.

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EXHIBIT B

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (“Agreement”) is made and entered into as of this 9th day of July, 2008 (the “Effective Date”), by and between Innotrac Corporation having a place of business at 6655 Sugarloaf Parkway, Duluth, GA 30097 (“INNOTRAC”), and Dynamic Response Group, Inc, having its principal place of business at 4770 Biscayne Blvd., Suite 1400, Miami, FL 33137 (“COMPANY”).

1. INNOTRAC and COMPANY are entering into this Agreement in order to obtain from the other certain technical and business information under terms that will protect the confidential and proprietary nature of such information. Such information shall only be used in conjunction with the parties entering into a new business outsourcing relationship.

2. As used herein, “Confidential Information” shall mean any and all technical or business information, including third party information (including, but not limited to, trade secrets, product/service specifications, prototypes, computer programs, models, drawings, marketing plans, financial data, and personnel statistics) provided, disclosed or made accessible by one party to the other that is either identified as or would reasonably be understood to be confidential and/or proprietary. “Confidential Information” does not include information that the receiving party can clearly establish by written evidence: (a) is or becomes known to the receiving party from a third party without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public through no act or omission of the receiving party; or (c) is independently developed by the receiving party without use of Confidential Information of the disclosing party.

3. The receiving party will make no use of Confidential Information of the disclosing party for any purpose other than that specified in Section 1. The receiving party will not disclose Confidential Information of the disclosing party to any third party (including any affiliates of itself or of the disclosing party), and will protect and treat all Confidential Information of the disclosing party with the same degree of care as it uses to protect its own confidential information of like importance, but in no event with less than reasonable care. The receiving party will only disclose Confidential Information of the disclosing party to its employees and/or agents who have a “need to know.” The receiving party will notify and inform such employees and/or agents of the receiving party’s obligations imposed by this Agreement, and the receiving party will be responsible for any breach of this Agreement by its employees and/or agents. In the event that the receiving party is required to disclose Confidential Information of the disclosing party pursuant to law, the receiving party will notify the disclosing party of the required disclosure with sufficient time for the disclosing party to seek relief, will cooperate with the disclosing party in taking appropriate protective measures, and will make such disclosure in a fashion that maximizes protection of the Confidential Information from further disclosure.

4. The receiving party agrees that in the event that the disclosing party grants permission for the receiving party to copy Confidential Information, or that copying is otherwise permitted hereunder, each such copy shall contain the same confidential or proprietary notices or legends that appear on the original.

5. This Agreement shall remain in full force and effect during the Term of the Fulfillment Services Agreement executed by the parties dated July, 2008 and for a period of two (2) years following the expiration or termination of same.

6. Upon termination of this Agreement for any reason or upon request of the disclosing party, the receiving party shall, at the disclosing party’s option, return all Confidential Information, together with any copies thereof, to the disclosing party, or certify to the disclosing party that the same has been destroyed.

7. Except for the obligations of use and confidentiality imposed herein, no obligation of any kind is assumed or implied against either party by virtue of the parties’ meetings or conversations with respect to the subject matter stated above or with respect to whatever Confidential Information is exchanged. Without limiting the generality of the foregoing, so long as the receiving party does not breach this Agreement, this Agreement shall not impair or restrict the receiving party’s right to make, procure or market any products or services, now or in the future, that may be similar to or competitive with those offered by the disclosing party, or that are the subject matter of the information exchanged pursuant to this Agreement.

8. Nothing herein contained shall be construed as granting to either party any right or license under any copyrights, inventions, or patents now or hereafter owned or controlled by the other party.

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9. Without the prior consent of the other party, neither party shall disclose to any third party the terms or conditions of this Agreement and that Confidential Information is being shared. The parties also agree that neither party shall use any trade name, service mark, or trademark of the other or refer to the other party in any promotional activity or material without obtaining the prior written consent of the other party.

10. Neither this Agreement nor any rights or obligations of either party under this Agreement shall be transferable or assignable by that party without the prior written consent of the other party, and any attempted transfer or assignment of this Agreement by either party not in accordance herewith shall be null and void. Notwithstanding the foregoing, COMPANY may assign this Agreement immediately, without the prior written consent of the other party: (a) to any entity that controls, is controlled by, or is in common control with, COMPANY, and (b) to any successor in interest to COMPANY. The rights and obligations of each party under this Agreement shall be binding upon and inure to the benefit of their permitted successors or assigns.

11. This Agreement will be governed by the laws of the State of Georgia without reference to its choice of law rules. It is expressly agreed that either party may seek injunctive relief with respect to this Agreement in the state and federal courts in the state and county of the party defending the action, and the parties hereby irrevocably consent to exclusive jurisdiction and venue therein.

12. This Agreement, together with any and all exhibits incorporated herein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior oral and written understandings, arrangements and agreements between the parties relating thereto. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is made in writing and signed by both parties.

13. Any notice to be given hereunder by either party to the other shall be in writing and shall be hand delivered, sent by overnight courier or sent by U.S. mail to the address listed below. All notices shall be deemed effective upon receipt.

INNOTRAC CORPORATION	DYNAMIC RESPONSE GROUP, INC.

Innotrac Corporation	Dynamic Response Group, Inc.
6655 Sugarloaf Parkway	4770 Biscayne Blvd., Suite 1400
Atlanta, GA 30097	Miami, FL 33137
Phone: 678.584.4000	Phone: 305.576.6889
Fax: 678.584.8950	Fax: 305.576.6997
Attn: George Hare, CFO	Attn: Melissa Rice, CEO

14. Neither party will use the other party’s names, marks, codes, drawings or specifications in any advertising, press release, promotional effort or publicity of any kind without the prior written permission of the other party.

IN WITNESS THEREOF, this Agreement is executed by the parties as of the date first set forth above.

INNOTRAC CORPORATION		DYNAMIC RESPONSE GROUP, INC.

By:	/s/ George Hare	By:	/s/ Melissa K. Rice
Name:	George Hare	Name:	Melissa K. Rice
Title:	CEO 7-15-08	Title:	CEO 7-18-08

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